Exhibit 5.1

Diane J. Harrison, Esq.
Bar Admissions: Florida and Nevada
6860 Gulfport Blvd. S. No. 162
South Pasadena, FL 33707

April 28, 2006

Board of Directors
Technology Resources, Inc.
3066 Landmark Blvd., Suite 1305
Safety Harbor, Florida 34684

Re: Registration Statement on Form SB-2 of Technology Resources, Inc.

Dear Directors:

You have requested my opinion as counsel for Technology Resources, Inc., (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), as to the legality of the 1,221,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Corporation which are being registered in the Registration Statement.

I have made such legal examination and inquiries as I have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Original and Amended and Restated Articles of incorporation;
2. The Company's resolutions of the Board of Directors authorizing the issuance of shares; and
3. Florida corporate law; the statutory provisions and applicable provisions of the Florida Constitution; and judicial decisions interpreting those laws.

In rendering my opinion, I have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) assurances from public officials and from members and other representatives of the Company as I have deemed necessary for purposes of expressing the opinions expressed herein. I have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing my opinion.

I have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

The opinions expressed herein shall be effective as of the date of effectiveness of the Company's registration statement. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively.  This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.

Based upon the foregoing, I advise you that in my opinion each outstanding share of Common Stock registered in this offering (whether for resale or in the primary offering) will, at the time of effectiveness of the Registration Statement, be legally issued, fully paid, and non-assessable.

I hereby consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name therein.

Sincerely,

/s/ Diane J. Harrison
 Diane J. Harrison